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                             DISTRIBUTION AGREEMENT

Agreement made as of the 7th day of April, 1999, by and between IDS Strategy Fund, Inc. (the "Corporation"), a Minnesota corporation, for and on behalf of each class of its underlying funds: IDS Strategy Aggressive Fund, IDS Equity Value Fund and AXP Small Cap Advantage Fund (individually a "Fund" and collectively the "Funds"); and American Express Financial Advisors Inc. ("AEFA"), a Delaware corporation.

Part One:         DISTRIBUTION OF SECURITIES

(1) The Corporation covenants and agrees that, during the term of this agreement and any renewal or extension, AEFA shall have the exclusive right to act as principal underwriter for each Fund and to offer for sale and to distribute, as agent for the Funds, any and all shares of each class of capital stock issued or to be issued by the Funds to the public, broker-dealers and other institutions.

(2) AEFA hereby covenants and agrees to act as the principal underwriter of each class of capital shares issued and to be issued by the Funds during the period of this agreement and agrees during such period to offer for sale such shares as long as such shares remain available for sale, unless AEFA is unable or unwilling to make such offer for sale or sales or solicitations therefor legally because of any federal, state, provincial or governmental law, rule or agency or for any financial reason.

(3) With respect to the offering for sale and sale of shares of each class to be issued by the Funds, it is mutually understood and agreed that such shares are to be sold on the following terms:

         (a) All sales shall be made by means of an application, and every application shall be subject to acceptance or rejection by a Fund at its principal place of business. Shares are to be sold for cash, payable at the time the application and payment for such shares are received by the Fund or its agent.

         (b) No shares shall be sold at less than the asset value (computed in the manner provided by the respective Fund's currently effective prospectus or Statement of Additional Information and the Investment Company Act of 1940, as amended, and rules thereunder (the "1940 Act")). The number of shares or fractional shares to be acquired by each applicant shall be determined by dividing the amount of each accepted application by the public offering price of one share of the capital stock of the appropriate class as of the close of business on the day when the application, together with payment, is received by a Fund or its agent. The computation as to the number of shares and fractional shares shall be carried to three decimal points of one share with the computation being carried to the nearest 1/l000th of a share. If the day of receipt of the application and payment is not a full business day, then the asset value of the share for use in such computation shall be determined as of the close of business on the next succeeding full business day. In the event of a period of emergency, the computation of the asset value for the purpose of determining the number of shares or fractional shares to be acquired by the applicant may be deferred until the close of business on the first full business day following the termination of the period of emergency. A period of emergency shall have the definition given thereto in the 1940 Act.

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         (c) AEFA is authorized to enter into agreements with broker-dealers that are lawfully registered under federal law and any applicable state law or with other institutions lawfully able to distribute securities ("Selling Brokers") providing for Selling Brokers to obtain unconditional orders for shares from investors, provided however, that AEFA may in its discretion refuse to accept orders for such shares from any particular applicant and may provide similar discretion to the Selling Brokers. All agreements between AEFA and Selling Brokers shall include provisions similar to paragraphs (a) and (b).

(4) The Corporation agrees to make prompt and reasonable effort to do any and all things necessary, in the opinion of AEFA, to have and to keep the Funds and the shares properly registered or qualified in all appropriate jurisdictions and, as to shares, in such amounts as AEFA may from time to time designate in order that the Funds' shares may be offered or sold in such jurisdictions.

(5) The Corporation agrees that it will furnish AEFA with information with respect to the affairs and accounts of the Funds, and in such form, as AEFA may from time to time reasonably require and further agrees that AEFA, at all reasonable times, shall be permitted to inspect the books and records of the Funds.

(6) AEFA may prepare or cause to be prepared from time to time circulars, sales literature, broadcast material, publicity data and other advertising material to be used in the sales of shares issued by the Funds, including material which may be deemed to be a prospectus under rules promulgated by the Securities and Exchange Commission (the "SEC") (each separate promotional piece is referred to as an "Item of Soliciting Material"). At its option, AEFA may submit any Item of Soliciting Material to the Corporation for its prior approval. Unless a particular Item of Soliciting Material is approved in writing by the Corporation prior to its use, AEFA agrees to indemnify the Corporation and its directors and officers against any and all claims, demands, liabilities and expenses which the Corporation or such persons may incur arising out of or based upon the use of any Item of Soliciting Material prepared or approved by AEFA. The term "expenses" includes amounts paid in satisfaction of judgments or in settlements. The foregoing right of indemnification shall be in addition to any other rights to which the Corporation or any director or officer may be entitled as a matter of law. Notwithstanding the foregoing, such indemnification shall not be deemed to abrogate or diminish in any way any right or claim AEFA may have against the Corporation or its officers or directors in connection with the Funds' registration statement, prospectus, Statement of Additional Information or other information furnished by or caused to be furnished by the Corporation. All agreements between AEFA and Selling Brokers shall include a similar indemnification provision.

(7) AEFA agrees to submit to the Corporation each application for shares immediately after the receipt of such application and payment therefor by AEFA or its agent.

(8) AEFA agrees to cause to be delivered to each person submitting an application a current prospectus or circular to be furnished in the form required by the applicable federal laws or by the acts or statutes of any applicable state, province or country. All agreements between AEFA and Selling Brokers shall include a similar provision.

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(9) The Funds shall have the right to extend to shareholders of each class the right to use the proceeds of any cash dividend paid by a Fund to that shareholder to purchase shares of the same class at the net asset value at the close of business upon the day of purchase, to the extent set forth in the respective Fund's currently effective prospectus or Statement of Additional Information.

(10) Shares of each class issued by the Funds may be offered and sold at their asset value to the shareholders of the same class of other Corporation s in the IDS MUTUAL FUND GROUP who wish to exchange their investments in shares of the other funds in the IDS MUTUAL FUND GROUP to investments in shares of the Funds, to the extent set forth in the currently effective prospectus or Statement of Additional Information, such asset value to be computed as of the close of business on the day of sale of such shares of the Funds.

(11) AEFA and the Corporation agree to use their best efforts to conform with all applicable state and federal laws and regulations relating to any rights or obligations under the terms of this agreement. All agreements between AEFA and Selling Brokers shall include a similar provision.

Part Two:         ALLOCATION OF EXPENSES

Except as provided by any other agreements between the parties, AEFA covenants and agrees that during the period of this agreement it will pay or cause to be paid all expenses incurred by AEFA, in the offering for sale or sale of each class of the Funds' shares that is subject to the terms of this agreement.

Part Three:       COMPENSATION

(1)      It is covenanted and agreed that AEFA shall be paid:

         (i) for a class of shares imposing a front-end sales charge, by the purchasers of shares in an amount equal to the difference between the total amount received upon each sale of shares issued by the Funds and the asset value of such shares at the time of such sale; and

         (ii) for a class of shares imposing a deferred sales charge, by owners of Corporation shares at the time the sales charge is imposed in an amount equal to any deferred sales charge, as described in the respective Fund's prospectus.

Such sums as are received by the Corporation shall be received as agent for AEFA and shall be remitted to AEFA daily as soon as practicable after receipt.

(2) The asset value of any share of each class of the Funds shall be determined in the manner provided by the currently effective prospectus and Statement of Additional Information and the 1940 Act.

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Part Four:        MISCELLANEOUS

(1) AEFA shall be deemed to be an independent contractor and, except as expressly provided or authorized in this agreement, shall have no authority to act for or represent the Corporation .

(2) AEFA shall be free to render to others services similar to those rendered under this agreement.

(3) Neither this agreement nor any transaction had pursuant hereto shall be invalidated or in any way affected by the fact that directors, officers, agents and/or shareholders of the Funds are or may be interested in AEFA as directors, officers, shareholders or otherwise; that directors, officers, shareholders or agents of AEFA are or may be interested in the Funds as directors, officers, shareholders or otherwise; or that AEFA is or may be interested in the Funds as shareholder or otherwise, provided, however, that neither AEFA nor any officer or director of AEFA or any officers or directors of the Funds shall sell to or buy from the Funds any property or security other than a security issued by the Funds, except in accordance with a rule, regulation or order of the SEC.

(4) For the purposes of this agreement, a "business day" shall have the same meaning as is given to the term in the By-laws of the Corporation.

(5) Any notice under this agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the parties to this agreement at each company's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

(6) AEFA agrees that no officer, director or employee of AEFA will deal for or on behalf of the Funds with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit:

         (a) Officers, directors and employees of AEFA from having a financial interest in the Funds or in AEFA.

         (b) The purchase of securities for the Funds, or the sale of securities owned by the Funds, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an officer, director or employee of AEFA, provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

         (c) Transactions with the Funds by a broker-dealer affiliate of AEFA if allowed by rule or order of the SEC and if made pursuant to procedures adopted by the Board of Directors.

(7) AEFA agrees that, except as otherwise provided in this agreement, or as may be permitted consistent with the use of a broker-dealer affiliate of AEFA under applicable provisions of the federal securities laws, neither it nor any of its officers, directors or employees shall at any time during the period of this agreement make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except securities issued by the Funds) or other assets by or for the Funds.

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Part Five:        TERMINATION

(1) This agreement shall continue from year to year unless and until terminated by AEFA or a Fund, except that such continuance shall be specifically approved at least annually by a vote of a majority of the Board of Directors who are not parties to this agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and by a majority of the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. As used in this paragraph, the term "interested person" shall have the meaning as set forth in the 1940 Act.

(2) This agreement may be terminated by AEFA or a Fund at any time by giving the other party sixty (60) days written notice of such intention to terminate.

(3) This agreement shall terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning as set forth in the 1940 Act.

IN WITNESS WHEREOF, The parties hereto have executed the foregoing agreement on the date and year first above written.

IDS STRATEGY FUND, INC.
     AXP Small Cap Advantage Fund
     IDS Equity Value Fund
     IDS Strategy Aggressive Fund




By     ______________________
       Leslie L. Ogg
       Vice President


AMERICAN EXPRESS FINANCIAL ADVISORS INC.



By     ______________________
       Pamela J. Moret
       Vice President